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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:          Hamid Shokrgozar                      Michael Brod
                  White Electronic Designs Corp.        Cameron Associates
                  602-437-1520                          212-245-8800
                  hamid@whiteedc.com                    michael@cameron.com

                 WHITE ELECTRONIC DESIGNS CORPORATION TO REDEEM
                    SENIOR VOTING CONVERTIBLE PREFERRED STOCK

Phoenix, AZ. January 5, 2000--(AMEX: WHT) White Electronic Designs Corporation today announced that it would redeem all outstanding shares of its Senior Voting Convertible Preferred Stock (AMEX: "WHT_P") (f/k/a Bowmar Instrument Corporation (AMEX: "BOM.PR") effective 5:00 p.m. (EST) February 7, 2000. The redemption price is $25.00 per Preferred Share. In lieu of redemption, holders of the Preferred Stock may, prior to the redemption time, convert their shares of Preferred Stock into shares of the Company's Common Stock at the conversion price of $1.875 per share, which is equivalent to 13-1/3 shares of Common Stock for every share of Preferred Stock. Holders of the Preferred Stock are now being sent by first-class mail a notice package outlining the procedures to be followed in connection with such redemption or conversion.

White Electronic Designs Corp. designs, engineers and manufactures critical products used in three high technology sectors in both the commercial and military markets: For Internet and Broadband data and telecommunications applications; Ruggedized high-legibility flat panel displays for commercial /military display applications; and electromechanical assemblies for OEM's in commercial and military applications. Headquartered in Phoenix, Arizona, the Company has manufacturing facilities in Arizona, Massachusetts and Indiana. Additional information about White Electronic Designs Corporation is located at whiteedc.com.

THE FOREGOING MAY CONTAIN FORWARD-LOOKING STATEMENTS. THERE CAN BE NO ASSURANCE AS TO HOW MANY SHARES OF PREFERRED STOCK WILL BE CONVERTED, ON ONE HAND, OR REDEEMED, ON THE OTHER HAND, AND THUS THE CASH COST OF THE REDEMPTION, AND THE EXISTENCE OR EXTENT OF POSSIBLE DILUTION OF THE COMPANY'S COMMON STOCK DUE TO POSSIBLE CONVERSION, ARE UNKNOWN AT THIS TIME.